Exhibit 99.01

CONTACTS:	Robert G. Gargus	Liz Casolari
	Chief Financial Officer	Investor Relations
	Silicon Image, Inc.	Silicon Image, Inc.
	Phone: 408/616-4114	Phone: 408/616-1543
	Fax: 408/830-9531	Fax: 408/830-9531

SILICON IMAGE REPORTS RECORD SECOND QUARTER 2004 REVENUES

Selected Q2 Highlights:

•      Revenue of $43.4 million for the quarter, a sequential increase of 21 percent and a 78 percent increase over the year ago quarter

•      GAAP net loss was $0.3 million, or $0.00 per basic and diluted share, and compares to a net loss of $8.7 million or $0.13 per basic and diluted share for the year ago quarter.  The GAAP net loss includes a gain on a derivative investment security of  $1.0 million.

•      Pro-forma* net income was $8.4 million or $0.10 per diluted share, a year-to-year improvement of $8.4 million

•      Product growth was led by CE with 73 percent sequential growth and PC with 8 percent sequential growth

•      SATA business grew 22 percent sequentially despite an overall sequential drop of 17 percent in the storage business

•      Added 25 new High-Definition Multimedia Interface™ (HDMI™) licensees; licensees now total approximately 113

SUNNYVALE, Calif., July 20, 2004 — Silicon Image, Inc. (NASDAQ: SIMG), a leader in multi-gigabit semiconductor solutions for the secure transmission and storage of rich digital media, today reported financial results for its second quarter ended June 30, 2004.

Revenue of $43.4 million was achieved for the second quarter.  This was an increase of 21 percent from revenue of $35.9 million achieved in the first quarter of 2004, and was an increase of 78 percent from revenue of $24.3 million in the second quarter of 2003.  Year-to-date revenue totaled $79.2 million, an increase of 62 percent from revenue of $49.0 million for the first six months of 2003.

Net loss under Generally Accepted Accounting Principles (GAAP), which includes stock compensation expense, gain on a derivative investment security, amortization of intangible assets and patent defense costs was $0.3 million, or $0.00 per basic and diluted share, for the quarter ended June 30, 2004.  This compares to a net loss of $7.9 million, or $0.11 per basic and diluted share, for the previous quarter, and a net loss of $8.7 million, or $0.13 per basic and diluted share, for the second quarter of 2003.  On a year-to-date basis, the GAAP net loss was $8.1 million, or $0.11 per basic and diluted share, and compares to a net loss of $5.4 million, or $0.08 per basic and diluted share, for the first six months of 2003.

Second quarter pro-forma net income, calculated excluding $8.7 million of charges for: a non-cash charge for stock compensation; a gain on a derivative investment security net of taxes; a non-cash expense for the amortization of intangible assets; and cash legal expenses associated with patent litigation lawsuit was $8.4 million, or $0.10 per diluted share.  This compares to pro-forma net income of $4.7 million, or $0.06 per diluted share, for the first quarter of 2004, and a pro-forma net profit of $0.0 million, or $0.00 per diluted share, for the second quarter of 2003.

-more-

Commenting on the results, David Lee, Silicon Image’s chairman and chief executive officer, said, “We had another great quarter with increased pro-forma profitability.  Our CE business is growing rapidly, and the adoption of HDMI is readily apparent by the number of HDMI products now available in retail and the number of adopters having exceeded 110.  Fueled by increased DVI adoption, our PC business grew for the fourth consecutive quarter.  DisplaySearch reports that DVI host adoption has now reached 37 percent.  In general, our business outlook remains strong and we enter the third quarter with strong visibility.”

“While our storage business weakened due to a slowdown in demand for fibre channel solutions and the absence of new storage IP licensing contracts, our SATA IC revenues grew sequentially by 22 percent,” noted Silicon Image’s chief financial officer, Robert Gargus.  “Later this year, we plan to unveil a new SATA storage architecture and product offering that we expect will add to our storage growth projections.  Overall, we posted excellent financial results with pro-forma profitability exceeding 19 percent of revenue.  Based on our backlog visibility entering the quarter, we are projecting third quarter revenues to improve 5-10 percent over second quarter results.”

The company will host a conference call at 2:00 p.m. PDT today to discuss its second quarter 2004 results and business outlook.  The call will be broadcast over the Internet and can be accessed on the investor relations site located at www.siliconimage.com.  A replay of the conference call will be available on this site until 12:00 p.m. PDT on August 1, 2004.

* Pro-forma net income or loss represents net income or net loss, exclusive of stock compensation expense, amortization of intangible assets, patent defense costs, acquisition integration costs, restructuring costs, gain on derivative securities, and gains on escrow settlement.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage.  Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results, and business outlook and future product introductions.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  In particular, future demand in PC, display, consumer electronics and storage markets may differ from current expectations, adversely affecting expected future results for the company, new product introductions may not be timely or successful, and standards may not be adopted at the rates anticipated.  In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC.  Silicon Image assumes no obligation to update this forward-looking information.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (GAAP BASIS)

	Three Months Ended (unaudited)			Six Months Ended (unaudited)
(In thousands, except per share amounts)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenue:
Product	$36,826	$32,050	$19,745	68,876	39,467
Development, licensing and royalties	6,535	3,808	4,587	10,343	9,541
Total revenue	43,361	35,858	24,332	79,219	49,008

Cost and operating expenses:
Cost of product revenue	16,846	13,363	10,651	30,209	21,841
Research and development	11,469	10,585	9,368	22,054	18,205
Selling, general and administrative	6,560	6,947	4,355	13,507	8,663
Stock compensation expense	9,132	12,068	2,253	21,200	1,891
Amortization of intangible assets	357	357	373	714	373
Patent defense and acquisition integration costs	98	165	583	263	1,796
Restructuring	—	—	—	—	986
In-process research and development	—	—	5,482	—	5,482
Total cost and operating expenses	44,462	43,485	33,065	87,947	59,237

Loss from operations	(1,101)	(7,627)	(8,733)	(8,728)	(10,229)
Gain on escrow settlement	—	—	—	—	4,618
Interest income and other, net	104	84	67	188	176
Gain on derivative investment security	990	—	—	990	—
Loss before provision for income taxes	(7)	(7,543)	(8,666)	(7,550)	(5,435)

Provision for income taxes	255	317	—	572	—
Net loss	$(262)	$(7,860)	$(8,666)	(8,122)	(5,435)

Net loss per share - basic	$(0.00)	$(0.11)	$(0.13)	(0.11)	(0.08)
Net loss per share - diluted	$(0.00)	$(0.11)	$(0.13)	(0.11)	(0.08)

Weighted average shares - basic	73,352	72,328	69,012	72,934	68,085
Weighted average shares - diluted	73,352	72,328	69,012	72,934	68,085

SILICON IMAGE, INC.

RECONCILIATION OF GAAP TO PRO-FORMA FINANCIAL INFORMATION

	Three Months Ended (unaudited)			Six Months Ended (unaudited)
(In thousands)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

GAAP net loss	$(262)	$(7,860)	$(8,666)	$(8,122)	$(5,435)

Pro-forma adjustments:
Stock compensation expense (benefit) (1)	9,132	12,068	2,253	21,200	1,891
Amortization of goodwill and intangible assets (2)	357	357	373	714	373
Patent defense and acquisition integration costs (3)	98	165	583	263	1,796
Restructuring (4)	—	—	—	—	986
Gain on escrow settlement (5)	—	—	—	—	(4,618)
In-process research and development (6)	—	—	5,482	—	5,482
Gain on derivative investment security, net of tax (7)	(940)	—	—	(940)	—
Pro-forma net income	$8,385	$4,730	$25	$13,115	$475

(1)   Non-cash expenses associated with stock option modifications (including repricings) and certain stock options issued to employees in our Initial Public Offering, to employees of acquired companies, and to non-employees in exchange for services.

(2)   Non-cash expenses for the amortization of goodwill and intangible assets recorded in connection with our acquisitions.

(3)   Costs incurred to defend our intellectual property and to integrate the operations of companies we have acquired. These expenses have been excluded because they are expected to be incurred over a limited period of time and are not directly attributable to our ongoing operations.

(4)   Severance and other costs resulting from our involuntary workforce reductions and consolidation of facilities. These expenses have been excluded since they are not directly attributable to our ongoing operations.

(5)   A non-cash gain from recovery of shares held in escrow as indemnification for certain damages incurred as a result of a prior acquisition.

(6)   A one-time, non-cash expense for the value assigned to an acquired company’s existing research and development projects that have not reached technological feasibility and that have no alternative future use as of the acquisition date.

(7)   Gain on derivative investment security.

SILICON IMAGE, INC.

PRO-FORMA (NON-GAAP BASIS) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended (unaudited)			Six Months Ended (unaudited)
(In thousands, except per share amounts)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Revenue:
Product	$36,826	$32,050	$19,745	$68,876	$39,467
Development, licensing and royalties	6,535	3,808	4,587	10,343	9,541
Total revenue	43,361	35,858	24,332	79,219	49,008

Pro-forma cost and operating expenses:
Cost of product revenue	16,846	13,363	10,651	30,209	21,841
Research and development	11,469	10,585	9,368	22,054	18,205
Selling, general and administrative	6,560	6,947	4,355	13,507	8,663
Total pro-forma cost and operating expenses	34,875	30,895	24,374	65,770	48,709

Pro-forma income (loss) from operations	8,486	4,963	(42)	13,449	299
Interest income and other, net	104	84	67	188	176
Pro-forma income before income taxes	8,590	5,047	25	13,637	475

Provision for income taxes	205	317	—	522	—
Pro-forma net income	$8,385	$4,730	$25	$13,115	$475

Pro-forma net income per share	$0.10	$0.06	$0.00	0.16	0.01
Weighted average shares *	84,874	83,415	76,092	83,967	75,281

The above pro-forma financial information is presented for informational purposes only. Our presentation of pro-forma financial information excludes non-cash expenses resulting from acquisitions or the issuance of stock options, as well as unusual or infrequent income and expenses that are not directly attributable to our ongoing operations and are expected to be non-recurring or to be incurred over a limited period of time. Because of these exclusions, our presentation is not in accordance with Generally Accepted Accounting Principles (GAAP). Additionally, our presentation of pro-forma financial information may not be consistent with that of other companies.

We do not evaluate items such as amortization of goodwill and intangible assets, stock-based compensation, impairment charges and other non-cash or infrequent or unusual items when assessing the performance of our ongoing operations or when allocating resources. We believe that the exclusion of intangible and stock-based compensation non-cash charges may help the investor better understand our liquidity position and the use of tangible resources in our operations and the exclusion of unusual or infrequent items provides an alternative measure which may help the investor evaluate our underlying operating performance. Pro-forma information is not, and should not be considered, a substitute for financial information prepared in accordance with GAAP.

* For periods in which there is pro-forma net income, weighted average shares includes weighted average shares outstanding during the period, as well as the dilutive effect of outstanding stock options as if they had been converted to shares during the period.

SILICON IMAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands)	June 30, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and short-term investments	$66,120	$37,254
Accounts receivable, net	20,183	12,754
Inventories	9,937	10,312
Prepaid expenses and other current assets	2,243	2,703
Total current assets	98,483	63,023
Property and equipment, net	8,057	7,411
Goodwill and intangible assets, net	15,336	16,049
Other assets	1,070	1,259
Total assets	$122,946	$87,742

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, debt and other current liabilities	$23,333	$18,075
Deferred margin on sales to distributors	11,738	7,274
Total current liabilities	35,071	25,349
Stockholders’ equity	87,875	62,393
Total liabilities and stockholders’ equity	$122,946	$87,742